Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CDRV Investors, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in this prospectus.  Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 11, 2005